CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated February 14, 2025 relating to the financial statements and financial highlights of Diamond Hill Securitized Credit Fund, which are included in Form N-CSR for the period ended December 31, 2024, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Portfolio Holdings Disclosure” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.
Cleveland, Ohio
February 24, 2025